Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, dated September 23, 2025, and included in this Registration Statement (Form N-2) of Golub Capital Private Credit Fund and subsidiaries (the “Registration Statement”).

We also consent to the inclusion of our report dated November 26, 2024, with respect to the consolidated financial statements of Golub Capital Private Credit Fund and subsidiaries included in the Annual Report (Form 10-K) for the year ended September 30, 2024, and included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

September 23, 2025